LOOMIS SAYLES MULTI-ASSET
INCOME FUND
Amendment No. 1 to the Subadvisory
Agreement

August 31, 2015

	Pursuant to Section 11 of the
Subadvisory Agreement (the "Agreement")
dated November 1, 2005 among Natixis
Funds Trust I (formerly IXIS Advisor Funds
Trust I), a Massachusetts business trust (the
"Trust"), with respect to its Loomis Sayles
Multi-Asset Income Fund series (formerly
Natixis Diversified Income Fund and IXIS
Income Diversified Portfolio) (the "Series"),
NGAM Advisors, L.P. (formerly IXIS Asset
Management Advisors, L.P.), a Delaware
limited partnership (the "Manager"), and
Loomis, Sayles & Company, L.P., a
Delaware limited partnership (the "Sub-
Adviser"), the Agreement is hereby
amended by deleting Sections 1a and 7 and replacing them with the following:

1.	Sub-Advisory Services.
a.	The Sub-Adviser shall,
subject to the supervision of the
Manager and of any administrator
appointed by the Manager (the
"Administrator"), manage the
investment and reinvestment of the
assets of the Series, and have the
authority on behalf of the Series to
vote and shall vote all proxies and
exercise all other rights of the Series
as a security holder of companies in
which the Series from time to time
invests.   The Sub-Adviser shall
manage the Series in conformity
with (1) the investment objective,
policies and restrictions of the Series
set forth in the Trust's prospectus
and statement of additional
information relating to the Series, (2)
any additional policies or guidelines
established by the Manager or by the
Trust's trustees that have been
furnished in writing to the Sub-
Adviser and (3) the provisions of the
Internal Revenue Code as amended
(the "Code") applicable to "regulated
investment companies" (as defined
in Section 851 of the Code), all as
from time to time in effect
(collectively, the "Policies"), and
with all applicable provisions of law,
including without limitation all
applicable provisions of the
Investment Company Act of 1940 as
amended (the "1940 Act") and the
rules and regulations thereunder.
Subject to the foregoing, the Sub-
Adviser is authorized, in its
discretion and without prior
consultation with the Manager, to
buy, sell, lend and otherwise trade in
any stocks, bonds and other
securities and investment
instruments on behalf of the Series,
without regard to the length of time
the securities have been held and the
resulting rate of portfolio turnover or
any tax considerations; and the
majority or the whole of the Series
may be invested in such proportions
of stocks, bonds, other securities or
investment instruments, or cash, as
the Sub-Adviser shall determine.

7.  Compensation of the Sub-Adviser.  As
full compensation for all services rendered, facilities furnished and expenses borne by the Sub-Adviser hereunder, the Sub-Adviser shall be paid at the annual rate of 0.325% of the first $1 billion of its average daily net assets and 0.30% of its average daily net assets in excess of $1 billion. Such compensation shall be paid by the Trust
(except to the extent that the Trust, the Sub-
Adviser and the Manager otherwise agree in writing from time to time). Such compensation shall be payable monthly in arrears or at such other intervals, not less frequently than quarterly, as the Manager is paid by the Series pursuant to the Advisory
Agreement.

All references to the "Segment" shall be deleted and replaced with the "Series".

NGAM ADVISORS, L.P.
By:  NGAM Distribution Corporation, its
general partner

By:  _/s/ David L. Giunta  _
Name:  David L. Giunta
Title:    President and Chief Executive
Officer


LOOMIS, SAYLES & COMPANY, L.P.
By:  Loomis, Sayles & Company, Inc., its
general partner

By:  _/s/ Lauren B. Pitalis__
Name: Lauren B. Pitalis
Title:   Vice President


NATIXIS FUNDS TRUST I
On behalf of its Loomis Sayles Multi-Asset
Income Fund series

By:  _/s/ David L. Giunta_
Name:  David L. Giunta
Title:    President and Chief Executive
Officer


Exhibit 77Q1(e)